Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan           (651) 293-2809

ECOLAB CLOSES ON PURCHASE OF MICROTEK

Ecolab expands healthcare expertise

ST. PAUL, Minn., November 12, 2007:  Ecolab Inc. announced today that it has expanded its infection prevention expertise in the healthcare industry with the purchase of Microtek Medical Holdings Inc. (Nasdaq: MTMD). The Alpharetta, Georgia-based manufacturer and marketer of infection control products for healthcare and acute care facilities specializes in infection barrier equipment drapes, patient drapes, fluid control products and operating room cleanup systems. Microtek’s 2006 sales were $142 million.

Microtek shareholders voted in favor of the proposed sale of the company to Ecolab. Ecolab will pay $6.30 per Microtek share for the approximately 43.7 million shares of Microtek common stock outstanding as of November 9, 2007.

Commenting on the transaction, Ecolab’s Chairman, President and Chief Executive Officer Douglas M. Baker, Jr. stated, “Microtek represents a terrific addition to the Ecolab family, and furthers our efforts to become a leader in providing comprehensive solutions to significantly reduce infections and contamination in the healthcare environment. By combining Microtek’s excellent barrier product lines with our complementary strength in skin care, disinfectants and central sterile, Ecolab is now the only company that can offer system-wide solutions for healthcare facilities that help improve operational efficiencies, reduce infections, and most importantly, improve patient safety.

- more -

“According to the U.S. Centers for Disease Control and Prevention, more than two million healthcare patients contract hospital-acquired infections (HAIs) annually in North America alone. The cost to treat these individuals is estimated to be $30 billion to $50 billion annually, and even with treatment, approximately 100,000 are believed to die each year. With the Centers for Medicare and Medicaid Services recently announcing they are considering excluding funding for “preventable” HAIs, healthcare leaders are looking for help in solving this complex problem more than ever before.

“Ecolab can provide the layers of protection healthcare facilities are looking for,” Baker added. “Our clinically trained healthcare experts can offer healthcare facilities the latest in innovative products and technologies; integrated clinical and support services; data utilization and process improvement; training and continuing education; quality assurance testing; thought leadership; and best practices. We can help our customers clean the patient, break the vectors that could contaminate the patient, and clean the healthcare facility environment.”

With sales of $5 billion and more than 13,000 sales-and-service associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

###

(ECL-A)